UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2025

SCHOLASTIC CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-19860	13-3385513
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

557 Broadway
New York, New York	10012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 343-6100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SCHL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Revised Compensation Arrangement for Jeffrey Mathews

The Board of Directors of the Company (the “Board”) has appointed Jeffrey Mathews, Executive Vice President and Chief Growth Officer of the Company and a named executive officer, to the additional role of President, Education Solutions. Mr. Mathews had been serving in that role in an interim capacity since June 2025.

In connection with this appointment and the additional scope of responsibilities he will be undertaking as President of Education Solutions, the Human Resources and Compensation Committee (HRCC) of the Board, on December 16, 2025, approved changes to Mr. Mathews’s compensation and terms of employment, as follows:

Base Salary:	Mr. Mathews’s base salary is increased from $615,000 per annum to $675,000 effective on January 1, 2026.

Bonus Target Amount	Mr. Mathews’s target bonus percentage amount under the Company’s short term incentive program (STIP) is increased from 60% to 70% of his base salary, effective as of June 1, 2025, and the 70% bonus target percentage of his increased salary will be applied for the full fiscal year ending May 31, 2026, with no proration. In addition, his 2026 fiscal year STIP payout is guaranteed at the minimum of what the payout percentage would be for the Chief Growth Officer STIP calculation, regardless of the results of the Education Solutions business.

Long Term
Equity Incentive
Target Amount	Consistent with the increase in base compensation, Mr. Mathews’s equity compensation target as a percentage of his base compensation for fiscal year 2027 equity awards to be made in September 2026 will be equal to his increased base salary of $675,000.

In addition, the HRCC approved an amendment to Mr. Mathews’s original offer letter to include a temporary (12 months) additional severance provision as follows:

“If within twelve months (starting on January 1, 2026), you terminate your employment because of a compensation downgrade, then, you will be entitled to receive compensation equivalent to 24 months salary.”

The terms of Mr. Mathews’s original offer letter are otherwise unchanged and in full effect (subject to any promotion or compensation adjustments he has received since the original offer letter was first entered into).

A copy of the letter agreement setting forth the terms of Mr. Mathews’s compensation increase and temporary severance arrangement is attached to this report on Form 8-K as Exhibit 99.1 and is incorporated herein.

Sale Leaseback Bonus Pool

On December 16, 2025, the HRCC also approved a special transaction bonus pool in the aggregate amount of $1.5 million to be paid to Company executives and other key personnel who successfully executed the Company’s two sale/leaseback transactions that were concluded on December 17, 2025. The pool consists of $1.5 million in the aggregate to be divided among certain executives and other key employees who were primarily responsible for bringing the transactions to a successful conclusion. Two named executive officers, Mr. Haji Glover, the Company’s Chief Financial Officer, and Mr. Mathews will each receive $400,000 from the special bonus pool.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Letter from Scholastic to Jeffrey Mathews regarding his appointment as President, Education Solutions and his compensation increase dated December 19, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date: December 22, 2025	By:	/s/ Chris Lick
Chris Lick Executive Vice President, General Counsel and Secretary